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                             ASSUMPTION AGREEMENT

                  ASSUMPTION AGREEMENT, dated as of November 25, 1996, made by PNEUMO ABEX CORPORATION, a Delaware corporation ("Pneumo"), in favor of (a) the BANKS described below and (b) THE CHASE MANHATTAN BANK (as successor by merger to The Chase Manhattan Bank, N.A.), as agent (in such capacity, the "Agent") for such Banks.

                             W I T N E S S E T H:

                  WHEREAS, Mafco Worldwide Corporation (the "Company") is a party to the Credit Agreement, dated as of June 29, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the financial institutions from time to time parties thereto (the "Banks") and the Agent;

                  WHEREAS, pursuant to the Stock and VSR Purchase Agreement, dated as of October 23, 1996, among Mafco Consolidated Group Inc. ("MCG"), Power Control Technologies, Inc. and PCT International Holdings, Inc. ("PCTI"), MCG has agreed to sell all of the issued and outstanding capital stock of Flavors Holdings Inc. to PCTI;

                  WHEREAS, promptly following such sale, (a) the capital stock of Pneumo shall be contributed to the Company and (b) Pneumo shall be merged with and into the Company, with Pneumo being the surviving corporation of such merger (the "Merger");

                  WHEREAS, pursuant to Consent Number 5 and First Amendment, dated as of November 11, 1996 (the "First Amendment"), to the Credit Agreement, the Banks have agreed to permit the consummation of the various transactions described above (including, without limitation, the Merger) upon the satisfaction of certain conditions described in the First Amendment;

                  WHEREAS, among the conditions described in the First Amendment is a requirement that Pneumo shall have entered into this Agreement;

                  NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the parties hereto hereby agree as follows:

                  1. Definitions. Unless otherwise defined herein, capitalized terms which are used herein shall


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have the meanings assigned thereto in the Credit Agreement.

                  2. Assumption. (a) Pneumo does hereby assume all of the rights and obligations of the Company in, to and under the Credit Agreement and the Basic Documents; provided that nothing contained herein shall be deemed to impair any rights and obligations which will be assumed by Pneumo by operation of law upon the consum- mation of the Merger.

                  (b) In furtherance of the foregoing, Pneumo does hereby acknowledge and agree that, from and after the consummation of the Merger, (a) all references in the Credit Agreement to the Company (regardless of the defined term used to describe the Company) shall be deemed to be references to Pneumo and (b) Pneumo and its Subsidiaries shall be bound by all covenants and agreements applicable to the Company and its Subsidiaries under the Credit Agreement and the Basic Documents.

                  3. Representations and Warranties. Pneumo hereby represents and warrants that the representations and warranties made by it in Section 7 of the Credit Agreement, and by each Obligor in each of the other Basic Documents to which it is a party, shall be true and complete in all material respects on and as of the date of consummation of the Merger (immediately before and immediately after the consummation thereof) with the same force and effect as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that each reference to the Company and its Subsidiaries therein shall be deemed to be a reference to Pneumo and its Subsidiaries (after giving effect to the consummation on the date hereof of the Merger). Pneumo hereby represents and warrants that no Default or Event of Default (a) has occurred and is continuing or (b) will be continuing immediately after giving effect to the consummation of the Merger.

                  4. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.


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                  IN WITNESS WHEREOF, Pneumo has caused this Agreement to be executed and delivered by its proper and duly authorized officer as of the date first set forth above.

                                            PNEUMO ABEX CORPORATION


                                            By:  /s/ Glenn P. Dickes
                                               --------------------------------
                                               Title:  Vice President





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